Exhibit 4.5

Execution Version

FIRST AMENDMENT AND JOINDER TO

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

This First Amendment and Joinder to Amended and Restated Stockholders Agreement (this “First Amendment and Joinder”) is made as of October 23, 2017 by and among between TELA Bio, Inc., a Delaware corporation (the “Company”), the Requisite Holders (as identified on the signature pages hereto (the “Requisite Holders”)) and Pacira Pharmaceuticals, Inc., a Delaware corporation (“Pacira”).

Recitals:

The Company, the Requisite Holders and the other Stockholders are parties to an Amended and Restated Stockholders Agreement dated as of October 2, 2014 (the “Stockholders Agreement”).  Pursuant to the terms of that certain Series B Preferred Stock Purchase Agreement, dated as of even date herewith (the “Pacira Purchase Agreement”), effective as of the date hereof, Pacira is purchasing 12,931,034 newly-issued shares of Series B Preferred Stock of the Company (the “Initial Shares”) from the Company and may subsequently purchase up to an additional 8,620,690 newly-issued shares of Series B Preferred Stock of the Company (the “Option Shares” and together with the Initial Shares, the “Shares”).  In accordance with Section 4.13 of the Stockholders Agreement, the Company and Pacira are entering into this First Amendment and Joinder in connection with such purchase of the Shares, and in accordance with Section 4.5 of the Stockholders Agreement, the Requisite Holders constitute the Stockholders necessary to amend the Stockholders Agreement as set forth in this First Amendment and Joinder.

Each capitalized term used in this First Amendment and Joinder and not otherwise defined shall have the same respective meaning as that assigned to it in the Stockholders Agreement.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Joinder to Stockholders Agreement.  Upon the execution and delivery of this First Amendment and Joinder, Pacira agrees to be bound by and comply with all provisions, restrictions, terms and conditions of the Stockholders Agreement as an “Investor,” “Stockholder” and “Series B Holder” in accordance with all of the terms and provisions of the Stockholders Agreement applicable to “Investors,” “Stockholders” and “Series B Holders.” In addition, Pacira shall have all rights of “Investors,” “Stockholders” and “Series B Holders” under the Stockholders Agreement.

2.             Amendments to Stockholders Agreement.  The Stockholders Agreement is hereby amended as follows:

(a)           A new Section 1(aaaa) shall be added as follows: “‘Pacira Director’ shall have the meaning set forth in Section 2.2(b)(iii).”

(b)           Section 1.1(uu) shall be amended to replace “Section 2.2(b)(ii)” with Section 2.2(b)(ii)

(c)           Section 1.1(ppp) shall be amended to replace “Section 2.2(b)(ii)” with “Section 2.2(b)(iii).”

(d)           A new Section 1(cccc) shall be added as follows: “‘Standstill Period’ shall have the meaning set forth in Section 3.8.”

(e)           Section 2.2(b) shall be amended and restated in its entirety as follows:

“Series B Directors.  On all matters relating to the election of the class of directors designated in the Certificate as being elected only by the holders of Series B Preferred Stock, the Series B Holders shall vote all of their respective Voting Securities (or shall consent pursuant to an action by written consent of the stockholders of the Company) so as to elect as members of the Board:

(i)            one individual nominated in writing by HighCape (the ‘HighCape Director’), who initially shall be Kevin Rakin, for so long as HighCape and its Affiliates continue to own beneficially (a) at least ten percent (10%) of the outstanding shares of Series B Preferred Stock or (b) at least seventy-five percent (75%) of the shares of Series B Preferred Stock that HighCape purchased under the Purchase Agreement;

(ii)           one individual nominated in writing by Signet (the ‘Signet Director’), who initially shall be Ashley Friedman, for so long as Signet and its Affiliates continue to own beneficially (a) at least ten percent (10%) of the outstanding shares of Series B Preferred Stock or (b) at least seventy-five percent (75%) of the shares of Series B Preferred Stock that Signet purchased under the Purchase Agreement; and

(iii)          one individual nominated in writing by Pacira (the ‘ Pacira Director’ and, together with the HighCape Director and the Signet Director, the ‘Series B Directors’), who initially shall be Ronald J. Ellis, Jr., for so long as Pacira continues to own beneficially at least fifty percent (50%) of the Shares that Pacira purchased under the Pacira Purchase Agreement; provided, however, that no Pacira Director shall serve as a director of any company that is or becomes a competitor of the Company.  For purposes of this Agreement, the Series A Directors and the Series B Directors shall together be referred to as the ‘Preferred Directors.’

provided, however, this Section 2.2(b) shall terminate simultaneously with the termination of the Series B Holders’ rights, as set forth in the Certificate, to vote on the election of directors as a separate class.”

(f)            Section 2.2(c)(iii) shall be amended and restated in its entirety as follows

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“At the option of Quaker and OrbiMed, one individual nominated in writing by Quaker and OrbiMed (the ‘Joint Quaker/OrbiMed Director’) for so long as Quaker and OrbiMed and their respective Affiliates continue to own beneficially at least a number of shares of Preferred Stock (as adjusted for stock splits, stock dividends, combinations and other recapitalizations) with an aggregate original purchase price of at least Thirteen Million Dollars ($13,000,000), and the Stockholders shall take any and all actions necessary to increase the size of the Board to accommodate the additional director; provided that if either Quaker or OrbiMed no longer holds any shares of Preferred Stock, but the other continues to meet the foregoing threshold, such other stockholder shall have the right to nominate a director under this subsection.”

(g)           The following sentence shall be added to the end of Section 2.3:

“If Pacira, or any of its Affiliates, acquires or makes an equity investment in a competitor of the Company, acquires rights to any business that is competitive with the Company’s business, or commences the development of products that are competitive with the Company’s products (collectively, ‘Competitive Activities’), and if requested by the Board in its good faith judgment as reasonably necessary to protect the Company’s interests, the Pacira Director shall recuse himself or herself from Board discussions and activities regarding the Company’s product candidates, product development and product manufacturing, (provided, however, that (a) the provision of any products used in an ‘off-label’ manner (provided that such activities are not in violation of the Company’s Second Amended and Restated License, Product Development and Supply Agreement with Aroa Biosurgery Ltd. (‘Aroa’)) and (b) any investment by Pacira in Aroa or any of its Affiliates (or their successors) shall not be deemed Competitive Activities) and following the Standstill Period (as defined in Section 3.8 hereof), if reasonably requested by the Board, the Pacira Director shall recuse himself or herself from Board discussions and activities regarding any possible Sale Event.”

(h)           Section 2.5(c) shall be amended and restated in its entirety as follows:

“Other Committees.  The Board may also, from time to time, form one or more additional committees, provided any such committees shall include at least two Preferred Directors during such times as the Preferred Holders have the right to elect Preferred Directors pursuant to the Certificate (unless such requirement is waived by Quaker, OrbiMed, Pacira and at least one of either HighCape and Signet).  Each such committee shall have the authority delegated to it by the Board.”

(i)            Section 3.5(a) shall be amended and restated in its entirety as follows:

“Notwithstanding the foregoing, the rights of first refusal set forth in Section 3.2 and the co-sale rights set forth in Sections 3.3 and 3.6 shall not apply to any

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Transfer to any Permitted Transferee of such Stockholder; provided, however, that prior to effecting any such Transfer to a Permitted Transferee (i) the Transferor Stockholder shall inform the Company in writing of such Transfer and (ii) the transferee shall furnish the Company with a written agreement to be bound by, and comply with, all provisions of this Agreement; provided, further, that, notwithstanding anything else in this Agreement, Pacira shall not be permitted to transfer its shares of Preferred Stock to its stockholders and that no Transfer by Pacira to a Permitted Transferee shall relieve Pacira of any obligations set forth in this Agreement.  Such transferred Equity Securities shall remain ‘Equity Securities’ hereunder, and such pledgee, transferee or donee shall be treated as the ‘Stockholder’ for purposes of this Agreement.  Notwithstanding anything to the contrary contained elsewhere in this Agreement, the provisions of Section 3 shall not apply to the sale of shares of Equity Securities to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act.”

(j)            A new Section 3.8 shall be added as follows:

“During the period beginning on the First Closing Date (as defined in the Pacira Purchase Agreement) and ending on the one (1) year anniversary of the First Closing Date (the ‘Standstill Period’), the Company and the Stockholders holding a majority of the shares of Common Stock outstanding and issuable upon conversion of the shares of Preferred Stock then outstanding, voting together as a single class, agree that each shall not: (a) cause or permit any Sale Event or Proposed Sale (b) solicit or hold any negotiations or discussions, or enter into any letter of intent or agreement, with any third party regarding any Proposed Sale Event.  In the event that Pacira purchases all of the Option Shares, the Standstill Period shall be extended until the earlier to occur of (x) the one (1) year anniversary of the date as of which Pacira has acquired all of the Option Shares, or (y) the date that is eighteen (18) months following the First Closing Date.  For the avoidance of doubt, the standstill obligations set forth in this Section 3.8 will not prevent any third party debt or minority equity financings in the Company that do not, individually or in the aggregate, result in a Sale Event, provided that such financings are for bona fide capital raising purposes duly approved by the Board and, if applicable, the Stockholders.  Notwithstanding any other provisions set forth in this Agreement, upon the commencement by Pacira, or any of its Affiliates, of any Competitive Activities, which remain uncured for thirty (30) days after delivery to Pacira of prior written notice thereof, the term of the Standstill Period shall automatically be amended to be the shorter of (i) the remaining term of the Standstill Period as of the date immediately prior to the commencement by Pacira or its Affiliate of such Competitive Activities and (ii) ninety (90) days from the date on which Pacira or its Affiliate commences such Competitive Activities.”

(k)           Section 4.5 shall be amended to add a new clause (E) as follows and re-letter the subsequent clauses, as applicable: “(E) any amendment, modification or waiver of this

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clause (E), Section 2.2(b)(iii), Section 3.8 or Pacira’s right to remove the Pacira Director under Section 2.2(e) also shall require the approval of Pacira.”

(l)            A new Section 4.24 shall be added as follows:

“Restrictions Regarding Pacira.  Each of the Company and Pacira will agree not to solicit the other party’s employees for as long as Pacira owns an equity interest in the Company and for a period of one (1) year thereafter.”

3.             Effect of First Amendment and Joinder.  The parties acknowledge and agree that all of the terms, provisions, covenants and conditions of the Stockholders Agreement shall hereafter continue in full force and effect in accordance with the terms thereof, except to the extent expressly modified, amended or revised herein.

4.             Counterparts; Facsimile or Electronic Transmission.  This First Amendment and Joinder may be executed on separate counterparts, each of which is deemed to be an original and both of which taken together shall constitute one and the same agreement.  This First Amendment and Joinder may be delivered by any party by facsimile or electronic transmission.

5.             Governing Law.  This First Amendment and Joinder, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law principles of any jurisdiction.  No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of Delaware and the parties hereby submit to the exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment.  Each of the parties hereto hereby irrevocably waives any right which it may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority and agrees not to claim or plead the same.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment and Joinder to Amended and Restated Stockholders Agreement as of the day and year first above written.

COMPANY:

TELA BIO, INC.

By:	/s/ Antony Koblish
Name:	Antony Koblish
Title:	President and Chief Executive Officer

[Signature page to First Amendment and Joinder to Stockholders Agreements]

PACIRA:

PACIRA PHARMACEUTICALS, INC.

By:	/s/ Kristen Williams
Name:	Kristen Williams
Title:	Chief Administrative Officer and General Counsel

[Signature page to First Amendment and Joinder to Stockholders Agreements]

REQUISITE HOLDERS:

QUAKER BIOVENTURES II, L.P.

By: Quaker Bioventures Capital II, L.P., its General Partner

By: Quaker Bioventures Capital II, LLC, its General Partner

By:	/s/ Adele C. Oliva
Name:	Adele C. Oliva
Title:	Executive Manager

[Signature page to First Amendment and Joinder to Stockholders Agreements]

ORBIMED PRIVATE INVESTMENTS IV, LP

By: OrbiMed Capital GP IV LLC, its General Partner

By: OrbiMed Advisors LLC, its General Partner

By:	/s/ Jonathan Silverstein
Name:	Jonathan Silverstein
Title:	Member

[Signature page to First Amendment and Joinder to Stockholders Agreements]

HIGHCAPE PARTNERS QP, L.P.

By: HighCape Partners GP, L.P., its General Partner

By: HighCape Partners GP, LLC, its General Partner

By:	/s/ William Matthew Zuga
Name:	William Matthew Zuga
Title:	Managing Member

HIGHCAPE PARTNERS, L.P.

By: HighCape Partners GP, L.P., its General Partner

By: HighCape Partners GP, LLC, its General Partner

By:	/s/ William Matthew Zuga
Name:	William Matthew Zuga
Title:	Managing Member

[Signature page to First Amendment and Joinder to Stockholders Agreements]

SIGNET HEALTHCARE PARTNERS ACCREDITED PARTNERSHIP III, LP

By:	/s/ James C. Gale
Name:	James C. Gale
Title:	Managing Director

SIGNET HEALTHCARE PARTNERS QP PARTNERSHIP III, LP

By:	/s/ James C. Gale
Name:	James C. Gale
Title:	Managing Director

[Signature page to First Amendment and Joinder to Stockholders Agreements]